Exhibit 3.299

CERTIFICATE OF FORMATION

OF

RIFKIN ACQUISITION PARTNERS, LLC

1.    The name of the limited liability company is Rifkin Acquisition Partners, LLC.

2.    The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of its registered agent at such address is CorpAmerica, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Rifkin Acquisition Partners, LLC this 28th day of May, 1999.

/s/ Colleen M. Hegarty
Colleen M. Hegarty, Authorized Person

CERTIFICATE OF MERGER OF

RIFKIN ACQUISITION PARTNERS, L.L.L.P

a Colorado Registered Limited Liability Partnership

WITH AND INTO

RIFKIN ACQUISITION PARTNERS, LLC

a Delaware Limited Liability Company

It is hereby certified that:

1.    The constituent entities participating in the merger are:

(i)    Rifkin Acquisition Partners, L.L.L.P., a Colorado Registered Limited Liability Limited Partnership, and

(ii)    Rifkin Acquisition Partners, LLC, a Delaware Limited Liability Company.

2.    An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with the provisions of subsection (b) of Section 18-209 of the Delaware Limited Liability Company Act.

3.    The name of the surviving entity is Rifkin Acquisition Partners, LLC, a Delaware Limited Liability Company.

4.    The Certificate of Formation of Rifkin Acquisition Partners, LLC shall be the Certificate of Formation of the surviving entity.

5.    The executed Agreement and Plan of Merger is on file at the principal place of business of Rifkin Acquisition Partners, LLC located at the following address:

360 South Monroe Street

Suite 600

Denver, Colorado 80209

6.    A copy of the Agreement and Plan of Merger will be furnished by Rifkin Acquisition Partners, LLC, on request and without cost, to any person holding a partnership or membership interest in Rifkin Acquisition Partners, L.L.L.P. or Rifkin Acquisition Partners, LLC.

IN WITNESS WHEREOF, Rifkin Acquisition Partners, LLC has caused this Certificate to be executed by a duly authorized person thereof this 14th day of September, 1999.

RIFKIN ACQUISITION PARTNERS, LLC

By:	Charter Communications Operating, LLC.
Its:	Sole Member
By:	/s/ Marcy Lifton
Name:	Marcy Lifton
Title:	Vice President and Assistant Secretary

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.    The name of the limited liability company is RIFKIN ACQUISITION PARTNERS, LLC.

2.    The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Paul J. Rutterer
Authorized Person

Name:	/s/ Paul J. Rutterer
Print or Type Vice President, Associate General Counsel, and Assistant Secretary